EXHIBIT 99.1

          Global Payment Technologies Announces Fiscal 2004
                         Third-Quarter Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Aug. 12, 2004--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2004 third-quarter results.

                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                  Three Months Ended 6/30      Nine Months Ended 6/30
----------------------------------------------------------------------
                   2004    2003    Change      2004     2003    Change
----------------------------------------------------------------------
Net Sales         $7,076  $7,348     (4%)    $17,121  $20,380    (16%)
----------------------------------------------------------------------
Net Loss           ($108)  ($627)    83%     ($1,807) ($1,825)     1%
----------------------------------------------------------------------
Net Loss Per Share
    Basic         ($0.02) ($0.11)  $0.09      ($0.33)  ($0.33)  $0.00
    Diluted       ($0.02) ($0.11)  $0.09      ($0.33)  ($0.33)  $0.00
----------------------------------------------------------------------

    Thomas McNeill, GPT Vice-President and CFO, stated, "While our loss for the quarter ended June 30, 2004 was ($108,000), it was reduced from both the year ago quarter ended June 30, 2003 of ($627,000), as well as the two prior quarters ended March 31, 2004 and December 31, 2003, of ($711,000) and ($988,000), respectively. Sales this quarter were down slightly compared with the year ago period, however increased gross profit and reduced operating expenses accounted for the improvement in our net loss."
    Net sales this quarter decreased 3.7% to $7.1 million as compared with the same prior year period, primarily the result of reduced sales to the gaming market and the beverage and vending market of $220,000 and $52,000, respectively. Gross profit increased to $1,670,000, or 23.6% of sales this quarter, as compared with $1,189,000, or 16.2% of sales in the same year ago period. This increase in gross profit as a percentage of sales was primarily the result of improvements in margins on the Company's Aurora product, which in the quarter ended June 30, 2003 had significant startup costs, including higher purchase costs as well as less efficient manufacturing. Operating expenses decreased to $1,601,000 this quarter, as compared with $2,166,000 in the year ago period, primarily due to the Company's cost reduction initiatives completed in December 2003.
    The decrease in the Company's effective tax rate is primarily due to operating losses in the quarter ended June 30, 2004 for which no tax benefit has been recognized as compared to a tax benefit of $362,000 in the quarter ended June 30, 2003. This change in the effective rate was primarily the result of the Company providing a full valuation allowance against its deferred income tax assets, commencing with the quarter ended September 30, 2003, due to the Company's continued losses and the uncertainty as to the Company's ability to generate sufficient taxable income to realize the full value of those assets. The valuation allowance is subject to adjustment based upon the Company's ongoing assessment of its future taxable income and may be partially or wholly reversed in the future.
    For the quarter ended June 30, 2004 interest expense increased to $147,000 as compared with $57,000 in the year ago period. On March 16, 2004, the Company completed its $4 million convertible debt facility, and borrowed $2,250,000, which was still outstanding at June 30, 2004. A portion of the proceeds was used to repay the remaining loans outstanding with the Company's previous lender of approximately $1.2 million. Included in interest expense for the quarter ended June 30, 2004 was a charge of $113,000 related to the amortization of debt discount on the Company's $1.5 million convertible term note which arose from allocating value to the 200,000 warrants issued pursuant to the Securities Purchase Agreement and the resulting beneficial conversion feature. Amortization expense in each of the next four quarters will be approximately $100,000, however, in the event of a term note conversion, the unamortized debt discount related to the amount converted would be immediately recognized as interest expense. As of June 30, 2004 the total unamortized debt discount amounted to $678,000.
    During the quarter ended June 30, 2004, the Company's equity in
(loss) income of unconsolidated affiliates was negatively impacted by ($50,000) as compared to $20,000 in the year ago period based upon the Company's (deferral) recognition of its proportionate share of the related gross profit on product sales to its affiliates, which (have not) have been sold by the affiliates to third party end users.
    Tom Oliveri, GPT's President and CEO stated, "While we are pleased with the progress achieved this quarter, we recognize there is still much work ahead to return GPT to profitability and then sustaining a profitable level in the future, which will help us achieve our goal of increasing shareholder value." Mr. McNeill added, "We have continued to benefit substantially from cost reduction initiatives which primarily resulted in a $565,000 decrease in operating expenses for this quarter as compared to the prior year quarter. We achieved two consecutive quarters of increased revenue from $4.3 million, to $5.7 million, to $7.1 million in the quarters ended December 2003, March 2004 and June 2004, respectively. This increased revenue level has assisted us in our efforts to improve our gross profit percentage to 23.6% in the quarter ended June 30, 2004, as compared to 17.9% and 18.8% in the quarters ended March 31, 2004 and December 31, 2003, respectively. Further, as noted in our last earnings release, we have executed certain arrangements to allow for future reduced costs from purchased parts, manufacturing efficiencies and outsourcing initiatives. The timing of achieving these benefits is varied, subject to utilizing pre-existing inventory, and dependent on the levels of future sales, customer and product mix. In addition, as a result of all our efforts, including increased sales, we achieved our first positive quarterly EBITDA in two years amounting to $431,000.
    "With respect to our financial condition, on March 16, 2004 we substantially improved our financial position by completing the Company's $4 million convertible debt facility. This has provided GPT with sufficient resources to pay its obligations as they come due and should allow the Company to continue to fund its operations throughout 2004 and into fiscal 2005, including its planned product development. As of June 30, 2004 GPT has $2,250,000 of convertible notes outstanding, comprised of a $1.5 million term note and a $750,000 Minimum Borrowing Note. Further, there remains an unused balance of $1,750,000 on our $4 million debt facility."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; the potential replacement or renewal of its existing credit facility; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                   GLOBAL PAYMENT TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                   unaudited
                                                    6/30/04  9/30/03
                                                   --------- --------
                                ASSETS
                              -----------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                          $1,853   $1,220
  ACCOUNTS RECEIVABLE, net                            5,388    6,283
  INVENTORY                                           3,147    3,499
  PREPAID EXPENSES AND OTHER CURRENT ASSETS             315       64
  INCOME TAXES RECEIVABLE                               100      211
                                                   --------- --------

     TOTAL CURRENT ASSETS                            10,803   11,277

PROPERTY AND EQUIPMENT, net                           2,289    2,617
INVESTMENTS IN UNCONSOLIDATED AFFILIATES              1,697    1,722
CAPITALIZED SOFTWARE COSTS                            1,758    2,159
                                                   --------- --------

     TOTAL ASSETS                                   $16,547  $17,775
                                                   ========= ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
                 ------------------------------------

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                                   $2,559   $2,424
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES      1,299    1,881
  CURRENT PORTION OF LONG-TERM DEBT, NET OF
   DISCOUNT                                             197        -
  BANK DEBT                                               -    1,793
                                                   --------- --------

     TOTAL CURRENT LIABILITIES                        4,055    6,098
                                                   --------- --------

  LONG-TERM DEBT, NET OF DISCOUNT                     1,375        -

                                                   --------- --------
     TOTAL LIABILITIES                                5,430    6,098
                                                   --------- --------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                            59       58
 ADDITIONAL PAID-IN CAPITAL                          10,800    9,843
 RETAINED EARNINGS                                    1,166    2,973
 ACCUMULATED OTHER COMPREHENSIVE INCOME                 591      302
                                                   --------- --------
                                                     12,616   13,176
LESS: TREASURY STOCK                                 (1,499)  (1,499)
                                                   --------- --------

TOTAL SHAREHOLDERS' EQUITY                           11,117   11,677
                                                   --------- --------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $16,547  $17,775
                                                   ========= ========


                   GLOBAL PAYMENT TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN OOOs EXCEPT SHARE AND PER SHARE DATA)

                                (unaudited)           (unaudited)
                            --------------------  --------------------
                             THREE MONTHS ENDED    NINE MONTHS ENDED
                                  JUNE 30,              JUNE 30,
                               2004      2003        2004      2003
                            --------------------  --------------------

NET SALES                      $7,076    $7,348     $17,121   $20,380

GROSS PROFIT                    1,670     1,189       3,510     3,702

OPERATING EXPENSES              1,601     2,166       5,258     6,843

                            --------------------  --------------------
INCOME (LOSS) FROM
 OPERATIONS                        69      (977)     (1,748)   (3,141)
                            --------------------  --------------------

OTHER (EXPENSE) INCOME:
 EQUITY IN (LOSS) INCOME OF
  UNCONSOLIDATED AFFILIATES
  (1) (2)                         (30)       45          98       387
 GAIN ON SALE OF INVESTMENT
  IN UNCONSOLIDATED
  AFFILIATE                         -         -          78         -
 INTEREST EXPENSE, NET           (147)      (57)       (224)     (212)
                            --------------------  --------------------
TOTAL OTHER (EXPENSE) INCOME     (177)      (12)        (48)      175
                            --------------------  --------------------

LOSS BEFORE (BENEFIT FROM)
 PROVISION FOR INCOME TAXES      (108)     (989)     (1,796)   (2,966)

(BENEFIT FROM) PROVISION FOR
 INCOME TAXES                       -      (362)         11    (1,141)
                            --------------------  --------------------

NET LOSS                         (108)     (627)     (1,807)   (1,825)
                            ====================  ====================

PER SHARE INFORMATION:
   BASIC                       ($0.02)   ($0.11)     ($0.33)   ($0.33)
                            ====================  ====================
   DILUTED (3)                 ($0.02)   ($0.11)     ($0.33)   ($0.33)
                            ====================  ====================

COMMON SHARES
 USED IN COMPUTING
 PER SHARE AMOUNTS:
   BASIC                    5,598,747 5,549,491   5,569,876 5,543,161
                            ====================  ====================
   DILUTED (3)              5,598,747 5,549,491   5,569,876 5,543,161
                            ====================  ====================


(1) FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2003, INCLUDES
    ($50,000) AND $20,000 RESPECTIVELY, WHICH REPRESENTS THE
    RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT (HAVE NOT) HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES. FOR THE NINE MONTHS ENDED JUNE 30, 2004 AND 2003, INCLUDES $55,000 AND $185,000, RESPECTIVELY, RELATED TO THE ABOVE MENTIONED
    RECOGNIZED GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED
    AFFILIATES WAS $20,000 AND $25,000 FOR THE THREE MONTHS ENDED
    JUNE 30, 2004 AND 2003, RESPECTIVELY, AND FOR THE NINE MONTHS
    ENDED JUNE 30, 2004 AND 2003 WAS $43,000 AND $202,000,
    RESPECTIVELY.

(3) FOR THE THREE MONTHS AND NINE MONTHS ENDED JUNE 30, 2004 AND 2003, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES
    OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.


    CONTACT: Global Payment Technologies, Inc.
             Thomas McNeill, 631-231-1177 ext. 273